UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2006

AFFYMETRIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-28218	77-0319159
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 CENTRAL EXPRESSWAY,
	SANTA CLARA, CALIFORNIA	95051
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 731-5000

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

    Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

     As previously disclosed, the filing of the Company’s Form 10-Q for the quarter ended June 30, 2006 has been delayed in light of the Company’s decision to restate its financial statements. As a result of this delay we received on August 17, 2006 a default notice under the indenture governing our $120 million aggregate principal amount 0.75% Senior Convertible Notes due 2033 (the “Notes”) from holders purporting to be the beneficial owners of over 25% of the principal amount of the outstanding Notes . The default notice is based upon the indenture covenant requiring us to file with the trustee all reports required to be filed with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934 within fifteen days after they are required to be filed with the SEC.

     Under the indenture, the Company has 60 days to cure a breach. If the company does not cure the breach within that period, either the trustee or the holders of at least 25% aggregate principal amount of outstanding Notes may accelerate the maturity of the Notes, causing the outstanding principal amount plus accrued interest to be immediately due and payable. As previously disclosed, the Company expects to file its restated financial statements and its Form 10-Q for the period ending June 30, 2006 by September 30, 2006, which would cure the purported default.

     All required interest and principal payments have been timely made on the Notes. As of June 30, 2006, the Company had approximately $261 million of cash and short-term investments.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMETRIX, INC.

Dated:	August 25, 2006	By:	/S/ GREGORY T. SCHIFFMAN

			Name:	Gregory T. Schiffman
			Title:	Executive Vice President and Chief
Financial Officer